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                                   EXHIBIT 5.1

                               OPINION OF COUNSEL

                                 (See attached.)
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   BOSTON                    Latham & Watkins                      NEW YORK
  BRUSSELS                   ATTORNEYS AT LAW                  NORTHERN VIRGINIA
  CHICAGO                       www.lw.com                       ORANGE COUNTY
 FRANKFURT                                                           PARIS
  HAMBURG                   ___________________                    SAN DIEGO
 HONG KONG                                                       SAN FRANCISCO
   LONDON                                                       SILICON VALLEY
LOS ANGELES                                                        SINGAPORE
   MILAN                                                             TOKYO
   MOSCOW                                                       WASHINGTON, D.C.
 NEW JERSEY


                                December 16, 2002

                                                            FILE NO. 029977-0002

Party City Corporation
400 Commons Way
Rockaway, New Jersey  07866

            Re: Registration Statement on Form S-8 with respect to 1,960,590 shares of Common Stock, par value $.01 per share

Ladies and Gentlemen:

      In connection with the preparation and filing by Party City Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance by the Company of 1,960,590 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, pursuant to the Company's 1999 Stock Incentive Plan, as amended and restated on October 25, 2000 (the "Plan"), you have requested our opinion with respect to the matters set forth below.

      In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquires, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

      In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

      We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agency within any state.

      Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold upon exercise of the options for such Shares against


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payment of the exercise price therefor as contemplated by the Plan, such Shares will be validly issued, fully paid and nonassessable.

      We consent to your filing this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/   Latham & Watkins
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